Exhibit 99.1

22-Year Bank Veteran, Scott M. Hall, Named President of The Jacksonville Bank

JACKSONVILLE, Fla. (Aug. 30, 2011) – The Jacksonville Bank, a wholly owned subsidiary of Jacksonville Bancorp, Inc., has named Scott M. Hall as President, effective immediately. An accomplished banker and founding executive of The Jacksonville Bank, Hall served as Executive Vice President - Chief Credit Officer for the past 15 months and Executive Vice President - Chief Lending Officer prior to that.

Hall succeeds Price W. Schwenck, who has served as interim President since June 23, 2011; Schwenck will continue in his role as Chairman and Chief Executive Officer of The Jacksonville Bank.

“Scott’s experience in various executive roles at the bank—including credit, relationship management and commercial lending—over the past 12 years made him the natural choice to serve as President,” Schwenck said. “He has been integral in helping The Jacksonville Bank become the area’s largest locally headquartered community bank and he is a trusted advisor to many of our customers.”

The commercial and retail banking divisions will report to Hall. He will also lead initiatives to introduce new product lines to serve a broader market and larger business customers.

“The Jacksonville Bank is extremely well-positioned to grow alongside our community and customers in Northeast Florida,” Hall said. “Our emphasis on developing deep customer relationships and providing essential financial services will continue to position us as the community bank most relied upon by Jacksonville businesses.”

Hall has been part of Jacksonville’s banking community since 1990, after being transferred here with Southeast Bank following a year in Miami. He was with First Union National Bank for eight years as Vice President - Commercial Banking Relationship Manager. In 1999, he helped establish The Jacksonville Bank as its Senior Vice President.

He also is active in Jacksonville’s business community. Currently, he is Game Day event chair for the Gator Bowl Association and recently ended a five-year term on the board of directors for the Northeast Florida chapter of the National Association of Industrial and Office Properties (NAIOP). Hall has worked with Clay County’s Good Government Committee, HabiJax and the Jacksonville Regional Chamber of Commerce.

A Jacksonville native, Hall is a graduate of the University of North Florida. He has lived in Clay County with his wife and children for the past 18 years.

About The Jacksonville Bank

The Jacksonville Bank currently operates eight full-service offices in Jacksonville, Fla., and is a wholly owned subsidiary of Jacksonville Bancorp, Inc. (NASDAQ: JAXB). Information about the bank, its products and employees can be obtained by contacting the corporate headquarters at (904) 421-3040 or www.jaxbank.com.

Media Contact: Donia Crime, Burdette Ketchum, (904) 645-6200, dcrime@burdetteketchum.com

Investor Relations Contact: Valerie A. Kendall, EVP/CFO, (904) 421-3051